Exhibit 99.8(c)(ii)

MUTUAL OF AMERICA
CAPITAL MANAGEMENT
MUTUAL OF AMERICA
CAPITAL MANAGEMENT CORPORATION

320 PARK AVENUE
NEW YORK NY 10022-6839
212 224 1600
212 224 2539 FAX

December 30, 2009

Mutual of America Institutional Funds, Inc.

320 Park Avenue

New York, New York 10022-6839

Attention: John Greed, Chairman, President and CEO

RE: Agreement to Pay Operating Expenses dated as of April 1, 2002 (“Agreement”)

•                                          Notice of cancellation

•                                          Amendment to Section 5

Dear Mr. Greed:

As of April 1, 2002, Mutual of America Capital Management Corporation (“Adviser”) entered into the Agreement, which formally documented the Adviser’s commitment to limit the expenses of Mutual of America Institutional Funds (the “Investment Company”) other than for advisory fees, extraordinary expenses and portfolio transaction costs so that such expenses on an annual basis will be equal to 0%. The Agreement automatically renews for one year periods from year to year unless either party provides written notice of cancellation as set forth therein. Section 5 of the Agreement permits the Adviser to cancel the Agreement upon written notice given between December 16 and December 30, effective the following January 1st.

The Adviser sought to cancel the Agreement effective January 1, 2010, but after discussion with Fund management, the Adviser and this Fund have agreed to extend the date for written notice of cancellation delivered to Mutual of America Institutional Funds to the close of business April 30, 2010. The Adviser and the Investment Company agree to modify the Agreement, effective immediately, by adding the following sentence to the end of Section 5 of the Agreement:

“If the Adviser delivers to the Investment Company written notice of cancellation between December 16, 2009 and December 30, 2009, the Agreement shall terminate as of close of business April 30, 2010.”

This letter constitutes written notice of the cancellation of the Agreement.

MUTUAL OF AMERICA CAPITAL MANAGEMENT CORPORATION
A SUBSIDIARY OF MUTUAL OF AMERICA LIFE INSURANCE COMPANY

Very truly yours,

Mutual of America Capital Management Corporation

by:
Manfred Altstadt
Chairman and Chief Executive Officer

By signing below, Mutual of America Institutional Funds accepts and agrees to the amendment to Section 5 of the Agreement to Pay Operating Expenses effective as of April 1, 2002 set forth in the foregoing letter.

Mutual of America Institutional Funds

by:		Date:	12/30/09
John R. Greed
Chairman, President and Chief Executive Officer